Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Univest Corporation of Pennsylvania:

We consent to the incorporation by reference in the Post-Effective Amendment of Registration Statement (No. 333-02513) on Form S-8 pertaining to the Univest Corporation of Pennsylvania 1996 Employee Stock Purchase Plan of our reports dated March 6, 2008, with respect to the consolidated balance sheets of Univest Corporation of Pennsylvania (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Univest Corporation of Pennsylvania.

Our report dated March 6, 2008, on the consolidated balance sheets of the Company as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006.

Philadelphia, Pennsylvania
May 29, 2008

/s/ KPMG LLP